UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):    August 31, 2010

BLUE COAT SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-28139	91-1715963
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

420 North Mary Avenue

Sunnyvale, California 94085

(408) 220-2200

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 31, 2010, Blue Coat Systems, Inc. (the “Company”) announced the appointment of Michael J. Borman as President and Chief Executive Officer of the Company, effective September 1, 2010. Brian M. NeSmith, who resigned as President and Chief Executive Officer of the Company effective September 1, 2010, was appointed Chief Product Officer of the Company. Mr. NeSmith will continue to serve as a member of the Board of Directors of the Company.

Mr. Borman, age 55, has been Chief Executive Officer of Borman Strategic Consulting Group LLC, a consulting firm that advises companies on scaling their operations to grow revenue, since May 2010. He previously served as Chief Executive Officer and a director of Avocent Corporation, a publicly held company, from July 2008 until December 2009, when Avocent was acquired by Emerson Electric Co. After the acquisition, Mr. Borman continued to assist in the transition until February 2010. Prior to joining Avocent, Mr. Borman held several positions at IBM Corporation, including Vice President, Worldwide Sales, IBM Software, from January 2005 to July 2008; General Manager, i Series, from August 2004 to December 2004; and General Manager, Global Business Partners, from January 2003 to August 2004. Mr. Borman served as President and Chief Operating Officer of Blue Martini Software, a publicly held company, from November 2001 to November 2002.

On August 30, 2010, the Company and Mr. Borman entered into an offer letter agreement, which includes the following compensation and benefits for Mr. Borman during his at-will employment with the Company:

•	An initial annual base salary of $585,000.

•	Initial annual target incentive compensation under the Company’s Profit Sharing Plan equal to 100% of his base salary.

•	A relocation allowance of $200,000.

•

The Company will recommend Mr. Borman for a non-qualified option to purchase 225,000 shares of the Company’s Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted, which will be the third Thursday of September 2010. The option will vest over four years, with 25% vesting after 12 months of service and the balance vesting monthly thereafter. This award will be subject to applicable NASDAQ rules on inducement awards.

•

The Company will recommend Mr. Borman for an award of 75,000 restricted stock units (“RSUs”), which will vest in equal annual installments over four years. This award will be subject to applicable NASDAQ rules on inducement awards.

•	Eligibility for benefits under the Company’s CEO Change in Control Severance Agreement, which provides that, in the event of his termination without Cause or his termination for Good Reason (each as defined in the agreement) within two months prior to or 18 months after a Change in Control (a “Change in Control Period”), and contingent upon his execution of a release, Mr. Borman will receive (1) payment of an amount equal to 150% of his annual base salary plus his annual target incentive compensation in a single lump sum; (2) payment or reimbursement of health benefit continuation coverage under COBRA or otherwise from the termination date through the earlier of (A) 18 months following the termination date or (B) the date he becomes eligible for health benefits with another employer; and (3) that all of his unvested equity awards shall become fully vested.

•

Eligibility for benefits under the Company’s Executive Separation Policy in the event of a termination without Cause or upon his termination for Good Reason (each as defined in the CEO Change in Control Severance Agreement) outside of a Change in Control Period, contingent on his execution of a release, except that his “Separation Payment” under the Executive Separation Policy shall consist of the following (in lieu of the amounts set forth in the publicly filed Executive Separation Policy): (1) payment of an amount equal to his annual base salary plus 100% of his annual target incentive compensation payable in a single lump sum, and (2) payment or reimbursement of health benefit continuation coverage under COBRA or otherwise from the termination date through the earlier of (A) 12 months following the termination date or (B) the date he becomes eligible for health benefits with another employer.

In addition, while Mr. Borman remains an employee of the Company, to the extent consistent with the exercise of its fiduciary duties, the Company’s Board of Directors will recommend to the Company’s stockholders that he be elected to serve as a member of the Board of Directors. Presently it is anticipated that the Company will appoint Mr. Borman to the Board of Directors following its 2010 annual stockholders’ meeting to fill a vacant position.

The foregoing description is qualified in its entirety by the terms of Mr. Borman’s offer letter agreement and his CEO Change in Control Severance Agreement, which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Offer Letter Agreement by and between Blue Coat Systems, Inc. and Michael J. Borman, dated August 30, 2010.

10.2	CEO Change in Control Severance Agreement

99.1	Press release dated August 31, 2010 announcing the appointment of Michael J. Borman as President and Chief Executive Officer and the appointment of Brian M. NeSmith as Chief Product Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE COAT SYSTEMS, INC.

DATE: August 31, 2010	By:	/s/ Gordon C. Brooks
Gordon C. Brooks
Senior Vice President and Chief Financial Officer